Compliance Certificate

Pursuant to Section 11.09 of the Pooling and Servicing Agreement dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp (the "Depositor"), Wells Fargo Bank, N.A. and Midland Loan Services, Inc. (the "Master Servicers"), J.E. Robert Company, Inc., as special servicer of all Loans other than the Tysons Galleria Whole Loan, and LaSalle Bank National Association (the "Trustee"), regarding the J.P. Morgan Chase Commercial Mortgage Pass-Through Certificates Series 2006-LDP8 (the "Trust"), the undersigned officers of Pacific Life Insurance Company, as Special Servicer of the Tysons Galleria Whole Loan (the "Tysons Galleria Special Servicer") do hereby state:

(i) A review of the activities of the Tysons Galleria Special Servicer for the period December 21 through December 31, 2006 and of its performance under the terms of the Pooling and Servicing Agreement has been made under our supervision.

(ii) To the best of our knowledge, and based upon such review, the Tysons Galleria Special Servicer has fulfilled all of its obligations under the Pooling and Servicing; Agreement in all material respects for such period.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on March 1, 2007 in Newport Beach, California.

PACIFIC LIFE INSURANCE COMPANY
By:/s/ Michelle Stickles
Title: Vice President

By:/s/ Janine Stallings
Title: Assistant Vice President

s-\Staff\Kbird\USAP 2006\JPMC 2006-LDP8 (Tysons)\Certificate Special Servicer.doc